JOINT VENTURE AGREEMENT

PARTIES:

Frequency Networks, Inc.,
a Delaware corporation

Address (place of business, phone, fax, e-mail)
4526 Wilshire Blvd, Los Angeles, CA 90010
Phone +1 323 825 4500
b@frequency.com

Represented by (name, position, address)
Blair Harrison, CEO

Referred to as “FREQUENCY”

YOU On Demand Holdings, Inc.,
A Nevada corporation

Address (place of business, phone, fax, e-mail)
375 Greenwich Street, Suite 516, New York NY 10013
Phone +1 212 206 1216

Represented by (name, position, address)
Mingcheng Tao, CEO

Referred to as “YOD”

FREQUENCY and YOD are together referred to as “the Parties” and individually as a “Party”.

Background

A. FREQUENCY and YOD (the “Parties”) have agreed to form a new jointly owned company (the “JVC”), which shall be established and carry on business in the manner set out in this agreement (“Agreement”).

B. The Parties have agreed that their relations as shareholders in the JVC shall be governed by the terms of this Agreement.

1.	INTERPRETATION

1.1.     In this Agreement the following terms shall have the following meanings:

1.1.1.     “Board” means the Board of Directors of the JVC;

1.1.2.     “Business” means the Business to be carried on by the JVC as defined in Article 2.1 and in accordance with the Business Plan as updated by the Board from time to time;

1.1.3.     “Territory” means Singapore, Brunei, Malaysia, Thailand, Indonesia, Philippines, Vietnam, Laos, Cambodia, Myanmar and China, including Hong Kong, Macao and Taiwan;

1.1.4.     “Closing” means completion of the establishment of the JVC in accordance with Article 4;

1.1.5.     “Member of the YOD Group” means YOD and any direct or indirect subsidiary or parent company of YOD or any entity controlling, controlled by or under common control with YOD;

1.1.6.     “Shares” means shares in the capital of the JVC;

1.2.     Any reference in this Agreement to an amount in United States Dollars and Chinese Renminbi shall include its market rate equivalent at the relevant time in any other currency.

2.	BUSINESS OF JVC

2.1.     The Parties wish to establish the JVC for the purpose of (the “Business”) as follows:

1)     Launch FREQUENCY in Territory to deploy MCN, digital networks and OTT content in Territory, including but not limited to the following business models: a. Direct To Consumer in one or several branded mobile applications b. Business To Business integrated with cable and mobile operators

2)     FREQUENCY shall undertake 3rd Party Integrations that will include but are not limited to:

a.     ChatTV -- Integration with FREQUENCY platform to facilitate social video commerce services cross platforms

b.     RSI -- Integration with FREQUENCY platform to dynamically source goods and facilitate billing and fulfillment

3)     Creating OTT packages and digital networks that will aggregate both Parties’ licensed content into branded, genre-specific channels, which may include, but are not limited to, all genre referenced in the FREQUENCY mobile app channel offering, an example of which is Exhibit A, and as may be changed or updated from time to time at the discretion of YOD. Furthermore:

a.	YOD and Frequency will be exclusive partners to create Direct to Consumer content channels or network of channels that incorporate the following business model:

i.	integrates a major brand or anchor content partner; and
ii.	integrates content licensed by the JV and / or its JV partners, where licenses permit; and
iii.	integrates original programming; and
iv.	integrates JV related 3rd party applications

b.	This will not limit Frequency’s ability to:

i.	enable its Content or Distribution partners to create their own branded channels or networks of channels; or
ii.	receive a carried interest in a channel for providing services to a content or distribution partner; or
iii.	curate its own channels outside of the JV Territory that do not conflict with the business model referenced in section (a), above.

4)     Distribution Rights:

a.	JVC will have exclusive distribution rights for the use of both these channels and content within the Territory.

b.	FREQUENCY will have exclusive distribution rights for these channels outside the Territory and will be obliged to provide such content to 3rd parties and other vendors outside the Territory, provided, however, that YOD acknowledges that Frequency can only make such content available to 3rd parties on Frequency’s platform but Frequency cannot assure that such 3rd parties will accept such content.

FREQUENCY will offer all JVC aggregated, created or otherwise developed content through its operations outside the Territory. When doing so, FREQUENCY will use commercially reasonable efforts to advance all 3rd Party Integrations with the distribution of all JVC content

5)     The JVC is intended to facilitate the aggregation and deployment of YOD and FREQUENCY technology and platform to maximize advertising revenue opportunities and any other revenue opportunities that may be applicable.

2.2     The Parties will create a three (3) year business plan (“Business Plan”), which shall be reviewed at least every twelve (12) months. The Business Plan shall define the business objectives of the Parties with respect to the JVC.

2.3     Each party shall act in good faith towards the other in order to promote the JVC’s success. The Parties confirm their intention to consult on matters materially affecting the development of the Business and the execution of the Business Plan.

3.	Establishment of JVC

3.1.	The Parties shall form the JVC entity in Singapore or such other country as determined by the Parties. The JVC shall not trade or carry on Business in any manner prior to Closing.

3.2.

Each party shall use commercially reasonable efforts to ensure that the formation of the JVC is accomplished as soon as possible and shall notify the other promptly of any difficulties encountered. If the formation of the JVC has not occurred by May 31, 2016, this Agreement (other than the provisions of Article 12 (confidentiality) and Article 24 (disputes resolution procedure)) shall, unless otherwise agreed, thereupon automatically cease and terminate and neither party shall have any claim of any nature whatsoever against the other party, provided, however, that in any event YOD shall have the exclusive right to enter into a joint venture with Frequency with respect to the Territory for a period of 2 years from the date hereof.

4.	Establishment of JVC: Closing

4.1.

Closing shall take place on May 31, 2016, when the following events and matters set out in this Article 4 shall take place. If not previously formed under Article 3.1, the Parties shall cause the JVC to be incorporated with the following characteristics:

4.1.1.     The JVC shall be formed in Singapore or other country as is determined by YOD with the consent of Frequency which shall not be unreasonably withheld;

4.1.2.     The Articles of Association and Bylaws of the JVC shall be in a form acceptable to YOD. with the consent of Frequency which shall not be unreasonably withheld;

4.1.3.     The name of the JVC shall be “Frequency Asia”; [YOD to confirm]

4.1.4.     The registered office of the JVC shall be determined by YOD with the consent of Frequency which shall not be unreasonably withheld;

5.	Capital and further finance

5.1.

The JVC shall, in accordance with and following completion of the events and transactions referred to in Article 4, have an issued share capital of 49% Shares owned by FREQUENCY and 51% Shares owned by YOD.

5.2.

The share capital of the JVC may from time to time be increased by such sum as shall be mutually agreed but so that in any event, unless otherwise agreed, the increased share capital of the JVC shall be held in the proportions of 49% by FREQUENCY and 51% by YOD (or member(s) of the YOD Group).

5.3.

If the JVC shall in the opinion of the Board require further financial investment, the JVC shall first approach its own banking sources. Neither party shall be obliged to provide any further financial investment to the JVC. Any further financial investment that the Parties do agree to provide shall (unless otherwise agreed) be provided by the Parties in proportion to their shareholding (whether by way of subscription of share capital, loans or otherwise), unless otherwise mutually agreed; provided, however, that any such further financial investment must be paid back by the JVC to such parties prior to any distributions or dividends being made to the parties including pursuant to Section 10 contained herein.

5.4.	The Parties shall not be obliged to provide financing or guarantees thereof in respect of any borrowings of the JVC.
5.5.

Frequency hereby agrees that upon the execution of this Agreement and the closing of the Stock Purchase Agreement pursuant to which YOD will invest $3 million in Freqeuncy, the Warrant attached hereto as Exhibit B (the “Warrant”) shall be issued to YOD. The Warrant shall be fully vested and give YOD the immediate right to purchase up to 3,000,000 shares of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares) at an exercise price of $0.42467 per share (as adjusted for any stock dividends, combinations, splits or the like).

6.	Directors and Management

6.1.	The Business and affairs of the JVC shall (subject to the Reserved Matters referred to in Article 7) be managed by the Board of the JVC. The Board shall consist of five (5) persons of which:

6.1.1.     FREQUENCY shall be entitled to appoint and maintain in office two (2) directors (“FREQUENCY Directors”) and to remove any director so appointed from office (and to appoint another in the place of any director so removed); and

6.1.2.     YOD shall be entitled to appoint and maintain in office three (3) directors (“YOD Directors”) and to remove any director so appointed from office (and to appoint another in the place of any director so removed).

6.1.3.     Should the JVC be domiciled in Singapore, YOD will appoint the required Singaporean Director.

6.2.

Each appointment and removal by FREQUENCY or YOD of a director pursuant to its entitlement shall be notified in writing to the other party and the JVC. FREQUENCY and YOD shall each use their respective votes in the JVC to ensure that persons appointed in the manner set out in this Agreement constitute the Board of the JVC.

6.3.

At least 14 days written notice shall be given to each member of the Board of any meeting of the Board, provided always that a shorter period of notice may be given with the written approval of at least one (1) FREQUENCY director and at least one (1) YOD director. Any such notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by copies of any relevant papers. The Board shall meet regularly (either telephonically, by video conference or in person) and, unless otherwise agreed, not less than quarterly.

6.4.

The quorum for the transaction of Business at any meeting of the Board shall be at least one (1) FREQUENCY director and at least two (2) YOD director present at the time when the relevant Business is transacted.

6.5.

The Chairman shall be appointed from among the YOD directors. At any meeting of the Board, each director and the Chairman shall be entitled to one vote. Any decision of the Board in favor of a resolution (“Board Resolution”), to be valid, shall require the positive vote of a majority of the directors present at such meeting. Any Board Resolution regarding a Reserved Matter, as defined in Section 7 (“Reserved Matter Resolution”), shall require at least one (1) FREQUENCY director and at least one (1) YOD director to be valid.

7.	Reserved Matters

7.1.	The following matters (“Reserved Matters”) shall require a Reserved Matter Resolution:

7.1.1.     Any issue of Shares (or securities convertible into Shares) of the JVC;

7.1.2.     Any material alteration to the Articles of Association and Bylaws of the JVC;

7.1.3.     Any sale of the whole or any substantial part of the JVC;

7.1.4.     Any borrowing by the JVC that would result in the aggregate borrowings of the JVC being in excess of $250,000 or such other amount as the Parties shall from time to time determine;

7.1.5.     Approval of the annual budget and operating plan of the JVC;

7.1.6.     Any expansion of the operating and marketing territory of the JVC beyond the Territory;

7.1.7.     Any material reorganization affecting the JVC, including the formation of any subsidiary of the JVC;

7.1.8.     Any agreement or commitment by the JVC having a value or likely to involve expenditure by the JVC in excess of $250,000 (or such other limit as the Parties shall from time to time agree);

7.1.9.     The appointment (or removal) of the auditors of the JVC or any significant change in the accounting policies of the JVC;

7.1.10.    Any change for a particular year in the dividend policy specified in Article 10;

7.1.11.    The commencement, settlement or abandonment of litigation or admission of liability by the JVC involving a dispute in excess of $250,000;

7.1.12.    Any payment by the JVC to FREQUENCY or Member of the YOD Group (whether by way of management or administrative charges, bonus, license fees, repayment of loan, dividends or otherwise) unless within permitted limits first approved via Board Resolution;

7.1.13.    Filing by the JVC for receivership, reorganization, bankruptcy or liquidation under any insolvency laws or any similar action; and

7.1.14.    Any fundamental change to the nature of the business of the JVC.

7.2.	The provisions of Article 7.1 shall apply equally to any matters undertaken by a subsidiary of the JVC as if references therein to “the JVC” included, where appropriate, any such subsidiary.

8.	General meetings

8.1.	General meetings of the Parties as shareholders in the JVC shall take place in accordance with the applicable provisions of the Articles of Association and Bylaws which shall include terms that:

8.1.1.     The quorum for transaction of any Business shall require the presence of a duly authorized representative of Frequency and two authorized representatives of YOD; and

8.1.2.     The notice of meeting shall set out an agenda identifying in reasonable detail the matters to be discussed (unless the Parties agree otherwise).

9.	Additional contributions of the Parties

9.1.

It is intended that each party will contribute particular knowledge, skills and services to assist the establishment and success of the JVC. The responsibilities of each party are set out in this Article 9. The responsibilities of the Parties shall include both “General Contributions”, which shall be provided to the JVC at no charge, and “Services” for which the Parties shall be compensated by the JVC.

9.2.	The General Contributions of FREQUENCY to the JVC shall initially be as given below, and as amended via Board Resolution from time to time:

9.2.1.     Platform: Exclusive use of the FREQUENCY platform in the Territory

9.2.2.     Content: Use of FREQUENCY licensed content as per the commercial agreements with licensors within the Territory

9.3.	The General Contributions of YOD to the JVC shall initially be as given below, and as amended via Board Resolution from time to time:

9.3.1.     Content: Use of YOD Group content as per the commercial agreements with licensors

9.3.2.     Sales and Marketing: sales and marketing within the Territory

9.3.3.     Operating Capital as determined by YOD

9.4.	The Services that the Parties will provide to the JVC will be determined by YOD as part of the Business Plan.
9.5.

Each party will use commercially reasonable efforts to provide its contribution to promote the success of the JVC. Each party shall provide its contributions towards the JVC using such diligence and skill as is reasonable in the circumstances. It is understood that the JVC daily operations will be supported by JVC staff and staff from the Parties. The JVC will be responsible for costs associated with support from the Parties.

10.	Dividend policy

The Parties agree that (unless otherwise agreed under Article 7 in relation to a particular financial year) the JVC shall distribute by way of dividend not less than fifty (50)% of the audited after tax profit in relation to each financial year.

11.	Transfer of Shares

11.1.     Unless it is a transfer made with the prior written consent of the other party, neither FREQUENCY nor YOD shall sell, transfer, pledge, charge, dispose of or otherwise deal with any right or interest in any of its Shares in the JVC (including the grant of any option over or in respect of any Shares).

11.2.     Consent shall not unreasonably be withheld for a transfer by a party to a member of its own group. Each of FREQUENCY and YOD, respectively, undertakes to procure that, if any member of its group which holds Shares in the JVC ceases at any time to be a wholly owned subsidiary of that party, that subsidiary shall first transfer beneficially all its Shares in the JVC back to the relevant party (or another member of its group).

11.3.     No transfer of Shares of the JVC shall in any event be registered or become effective unless the transferee shall first have entered into an agreement undertaking to be bound by this Agreement (including this Article 11) to the same extent as the transferor would have been bound had the transfer not been effected.

12.	Confidentiality

12.1.     Each of the Parties shall at all times use all reasonable efforts to keep confidential (and to ensure that its employees and agents keep confidential) all commercial and technical information which it may acquire (i) in relation to the JVC or (ii) in relation to the clients, business or affairs of the other party (or any member of its respective group).

Neither party shall use or disclose any such information except with the consent of the other party or, in the case of information relating to the JVC, in the ordinary course of advancing the JVC’s Business. The restriction in this Article 12.1 shall not apply to any information that is:

12.1.1.     Publicly available through no fault of that party;

12.1.2.     Already in the possession of that party prior to its disclosure without any obligation of confidentiality; or

12.1.3.     Required to be disclosed by that party pursuant to any law, stock exchange regulation or binding judgment, order or requirement of any court or other competent authority.

12.2.     Each party shall cause its respective officers, employees and agents observe a similar obligation of confidence in favor of the Parties to this Article 12. The provisions of this Article 12 and Article 3.2 shall survive any termination of this Agreement.

13.	Supremacy of this Agreement

13.1.     The Parties agree that the Articles of Association and Bylaws are consistent with the terms of this Agreement. If there is any conflict between this Agreement and the Articles of Association and Bylaws, the terms of this Agreement shall prevail and such changes to the Articles of Association and Bylaws shall be made to give effect to this Agreement.

14.	Force majeure

14.1.     “Force majeure” means war, emergency, accident, fire, earthquake, flood, storm, industrial strike or other impediment which the affected party proves was beyond its control and that it could not reasonably be expected to have taken the impediment into account at the time of the conclusion of this Agreement or to have avoided or overcome it or its consequences.

14.2.     A party affected by force majeure shall not be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or the non-performance, of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any force majeure of which it has notified the other party in accordance with Article 14.3. The time for performance of that obligation shall be extended accordingly, subject to Article 14.4.

14.3.     If any force majeure occurs in relation to either party which affects or is likely to affect the performance of any of its obligations under this Agreement, it shall within a reasonable time notify the other party as to the nature of the circumstances in question and their effect on its ability to perform.

14.4.     If the performance by either party of any of its obligations under this Agreement is prevented or delayed by force majeure for a continuous period in excess of six months, the Parties shall negotiate in good faith, and use their best endeavors to agree upon such amendments to this Agreement or alternative arrangements as may be fair and reasonable with a view to alleviating its effects, but if they do not agree upon such amendments or arrangements within a further period of 30 days, the other party shall be entitled to terminate this Agreement by giving written notice to the Party affected by the force majeure.

15.	Costs

The costs of, and incidental to, the incorporation of the JVC shall be borne and paid by the JVC. Each party shall (unless otherwise agreed) bear its own costs incurred in the preparation, execution and performance of this Agreement.

16.	No partnership or agency

Nothing in this Agreement shall (i) be deemed to constitute a partnership in law between the Parties, (ii) constitute either party the agent of the other for any purpose or (iii) entitle either party to commit or bind the other (or any member of its respective group) in any manner.

17.	Assignment and subcontracting

17.1.     This Agreement is personal to the Parties and neither party shall without the prior written approval of the other:

17.1.1.     Assign, mortgage, charge or otherwise transfer or deal in, or create any trust over, any of its rights; provided, however, that in the event a Closing does not occur and YOD is granted rights pursuant to Section 3.2 then it may assign, mortgage, charge or otherwise transfer or deal in, or create any trust over its rights; or

17.1.2.     Subcontract or otherwise delegate the whole or any part of its rights or obligations under this Agreement to another person; provided, however, that in the event a Closing does not occur and YOD is granted rights pursuant to Section 3.2 then it may subcontract or otherwise delegate the whole or any part of its rights or obligations under this Agreement to another person.

17.2.     Notwithstanding the above, any assignment, mortgage, charge, or other such disposition may be made by either Party without prior written consent if made to or for the benefit of affiliated companies, subsidiaries, or partner entities.

18.	Notices

18.1.     Any notice under this Agreement shall be in writing (which may include e-mail) and may be served by leaving it or sending it to the address of the other party as specified in Article 18 below, in a manner that ensures receipt of the notice can be proved.

18.2.     For the purposes of Article 18, notification details are the following, unless other details have been duly notified in accordance with this Article 18

18.2.1.     FREQUENCY:

18.2.1.1.     if via email to notices@frequency.com;

18.2.1.2.     if via mail to Attn: CEO, Frequency Networks, Inc., 4526 Wilshire Blvd, Los Angeles, CA 90010

18.2.2.     YOD: if via email to __________________;

18.2.3.     If via mail to YOU on Demand Holdings, Inc., 375 Greenwich Street, Suite 516, New York, NY 10013; with a copy to
William N. Haddad, Cooley LLP, 1114 Avenue of the Americas, New York, NY 10036; whaddad@cooley.com; .

19.	Entire agreement/variations

19.1.     This Agreement sets out the entire agreement between the Parties with respect to the JVC. Neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party that is not expressly set out or referred to in this Agreement. This Article shall not exclude any liability for fraudulent misrepresentation.

19.2.     This Agreement may not be varied except by agreement in writing between the Parties.

20.	Effect of invalid or unenforceable provisions

20.1.     If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision, unless it can be concluded from the circumstances that (in the absence of the provision found to be null and void) the Parties would not have concluded this Agreement. The Parties shall use all reasonable efforts to replace all provisions found to be null and void by provisions that are valid under the applicable law and come closest to their original intention.

21.	Dispute resolution procedure

21.1.     If a dispute arises out of this Agreement, the Parties shall seek to resolve it on an amicable basis. They shall consider the appointment of a mediator to assist in that resolution. No party shall commence legal or arbitration proceedings unless 30 days’ notice has been given to the other party.

21.2.     Any dispute, controversy or claim arising out of or relating to this Agreement, including its conclusion, interpretation, performance, breach, termination or invalidity, shall be finally settled by the courts of the State of Delaware in the United States which will have exclusive jurisdiction.

22.	Termination

22.1.     In the event that the JVC does not achieve mutually agreed upon operating objectives, YOD and FREQUENCY will agree on necessary provisions to terminate the JVC including but not limited to the wind down of operations, servicing existing customers, and the distribution of assets; provided, that Section 3.2 herein shall survive.

23.	Applicable law

23.1.     Delaware law shall apply to this Agreement, without regard to conflicts of law principles.

[Signature pages follow.]

SIGNATURES OF THE PARTIES

Signed for and on behalf of FREQUENCY

FREQUENCY NETWORKS, INC.

By:	/s/ Blair Harrison
Blair Harrison
Chief Executive Officer

Address:	4526 Wilshire Blvd.
Los Angeles, CA 90010

Signed for and on behalf of YOD

YOU ON DEMAND HOLDINGS, INC.

By:	/s/ Bruno Wu
Bruno Wu
Chairman

Address:	375 Greenwich Street, Suite 516
New York, NY 10013

Exhibit A

Animals
Animation
Apps
Arts
Automotive
Best of Web
Business
Celebrity
Comedy
Design
Education
Fashion
Food
Gaming
Health&Fitness
How Tos
Ideas
Kids
Lifestyle
Movies
Music
Nature
News
News–Local
Original Web Shows
Politics
Reseaux Francais
Science
Space
Sports
Sports–Extreme
TV
Tech
Top Vlogs
Travel
Viral Video
Japanese

Exhibit B

Form of Warrant

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Date of Issuance: April __, 2016

FREQUENCY NETWORKS, INC.

Warrant to Purchase Series A Preferred Stock

Frequency Networks, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that YOU On Demand Holdings, Inc. or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 1 below) the Shares (as defined below) at the Exercise Price (as defined in Section 1 below).

1.     Certain Definitions.

(a)     The term “Exercise Price” shall mean $0.42467 per share (as adjusted from time to time pursuant to the provisions hereof).

(b)     The term “Expiration Date” shall mean the six (6) year anniversary of the date of this Warrant.

(c)     The term “Shares” shall mean up to 3,000,000 shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) issuable upon exercise of this Warrant.

2.     Exercise.

(a)     Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Exercise Price payable in respect of the number of Shares purchased upon such exercise. The Exercise Price may be paid by cash, check or wire transfer.

(b)     Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 2(a) above. At such time, the person or persons in whose name or names any certificates for Shares shall be issuable upon such exercise as provided in Section 2(d) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificates.

(c)     Net Issue Exercise.

      (i)     In lieu of exercising this Warrant in the manner provided above in Section 2(a), the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Registered Holder a number of Shares computed using the following formula:

X = Y (A - B) A

Where           X =  The number of Shares to be issued to the Registered Holder.

                       Y =  The number of Shares purchasable under this Warrant (at the date of such calculation).

                       A =  The fair market value of one Share (at the date of such calculation).

                       B =  The Exercise Price (as adjusted to the date of such calculation).

      (ii)     For purposes of this Section 2(c), the fair market value of a Share on the date of calculation shall mean:

(A)     if the exercise is in connection with an initial public offering of the Company’s Common Stock (an “IPO”), and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the product of (x) the initial “price to public” per share specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each Share is convertible at the date of calculation;

(B)     if this Warrant is exercised after, and not in connection with, an IPO, and if the Company’s Common Stock is traded on a national securities exchange or actively traded over-the-counter:

(1)     if the Company’s Common Stock is traded on a national securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a thirty (30) day period ending three (3) days before date of calculation and (y) the number of shares of Common Stock into which each Share is convertible on such date;

(2)     if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three (3) days before the date of calculation and (y) the number of shares of Common Stock into which each Share is convertible on such date; or

(C)     if neither (A) nor (B) is applicable, the fair market value of a Share shall be at the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for a Share sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors.

(d)     Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within five (5) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

      (i)      a certificate or certificates for the number of Shares to which such Registered Holder shall be entitled, and

      (ii)      in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 2(a) or 2(c) above.

3.     Adjustments.

(a)     Redemption or Conversion of Preferred Stock. If all of the Series A Preferred Stock for which this Warrant is exercisable (the “Warrant Stock”) is redeemed or converted into shares of Common Stock, then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Warrant Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event, and the Exercise Price shall be automatically adjusted to equal the number obtained by dividing (i) the aggregate Exercise Price of the shares of Warrant Stock for which this Warrant was exercisable immediately prior to such redemption or conversion, by (ii) the number of shares of Common Stock for which this Warrant is exercisable immediately after such redemption or conversion.

(b)     Stock Splits and Dividends. If the outstanding shares of the Warrant Stock (or Common Stock issued upon conversion thereof) shall be subdivided into a greater number of shares or a dividend in securities of the Company shall be paid in respect of shares of Warrant Stock (or Common Stock issued upon conversion thereof), the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the outstanding shares of Warrant Stock (or Common Stock issued upon conversion thereof) shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price in accordance with this Section 3, the number of Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

(c)     Replacement of Securities upon Reorganization, etc. In the event of any reorganization or reclassification of the securities of Company (other than a change in par value or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination), or in the event of any consolidation or merger of the Company with or into another entity, or in the event of a sale of all or substantially all of the Company’s assets to another person or entity, at any time prior to the expiration of this Warrant, upon subsequent exercise of this Warrant the Registered Holder shall have the right to receive the same kind and number of shares of common stock and other securities, cash or other property as would have been distributed to the Registered Holder upon such reorganization, reclassification, consolidation or merger had the Registered Holder exercised this Warrant immediately prior to such reorganization, reclassification, consolidation, merger, or asset sale appropriately adjusted for any subsequent event described in this Section 3. The Registered Holder shall pay upon such exercise the Exercise Price that otherwise would have been payable pursuant to the terms of this Warrant. If any such reorganization, reclassification, consolidation or merger results in a cash distribution in excess of the then applicable Exercise Price, the holder may, at the Registered Holder’s option, exercise this Warrant under Section 2(c) of this Warrant. If any such reorganization, reclassification, consolidation or merger results in a cash distribution equal to or less than the then applicable Exercise Price (an “Out-of-the-Money Change of Control”), the Warrant (and the right to purchase securities upon exercise hereof) shall automatically terminate upon the closing of such Out of the Money Change of Control. In the event of any such reorganization, merger or consolidation (other than an Out-of-the-Money Change of Control), the corporation formed by such consolidation or merger or the corporation which shall have acquired the assets of the Company shall execute and deliver a supplement hereto to the foregoing effect, which supplement shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Warrant.

(d)     Adjustment Certificate. When any adjustment is required to be made in the number of Shares or the Exercise Price pursuant to this Section 3, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

(e)     Acknowledgement. In order to avoid doubt, it is acknowledged that, for so long as this Warrant is exercisable for Warrant Stock, the holder of this Warrant shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Warrant Stock of the Company which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

4.     Transfers.

(a)     Unregistered Security. Each holder of this Warrant acknowledges that this Warrant, the Shares and the Common Stock of the Company have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Shares issued upon its exercise or any Common Stock issued upon conversion of the Shares in the absence of (i) an effective registration statement under the Securities Act as to this Warrant, such Shares or such Common Stock and registration or qualification of this Warrant, such Shares or such Common Stock under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b)     Transferability. Except as expressly provided in this Warrant, this Warrant shall not be transferred, assigned, pledged, encumbered, hypothecated, conveyed in trust, gifted, transferred by bequest, devise or descent, or otherwise disposed of (collectively, a “Transfer”); provided, however, that the Registered Holder may Transfer this Warrant to an Affiliate only upon prior written notice to the Company and upon a properly executed assignment (in the form of Exhibit B hereto) delivered to the principal office of the Company, and, provided further that the permitted transferee agrees in writing to be bound by the terms hereof in a manner reasonably acceptable to the Company. For purposes of this Warrant, “Affiliate” means, with respect to Registered Holder, any individual, corporation, partnership, trust, limited liability company, association or other entity (a “Person”) who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. Any purported Transfer by the Registered Holder of this Warrant in violation of this Section 4 hereof shall be voidable by the Company. The Company need not register a transfer of legended Warrant stock, and may also instruct its transfer agent not to register the transfer of the Warrant stock, unless the conditions specified in each of the foregoing legends are satisfied.

(c)     Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of the Warrants. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

5.     No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

6.     Stock Fully Paid. The Company covenants and agrees to take all actions within its control to assure that all Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company will take all such actions as may be reasonably necessary that are within its control to assure that such Shares may be issued as provided herein without violation of any applicable law or regulation; provided, however, that the Company shall not be required to effect a registration under Federal or State securities laws with respect to such exercise.

7.     Early Termination. In the event of, at any time prior to the Expiration Date, an IPO, the Company shall provide to the registered Holder forty-five (45) days advance written notice of such IPO and this Warrant shall be deemed exercised pursuant to Section 2(c) immediately prior to the date such IPO is closed. The Warrant (and the right to purchase securities upon exercise hereof) shall automatically terminate upon the closing of an Out-of-the-Money Change of Control.

8.     Notices of Certain Transactions. In case:

(a)     the Company shall take a record of the holders of its Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)     of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)     of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)     of any redemption of the Warrant Stock or mandatory conversion of the Preferred Stock into Common Stock of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Warrant Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice.

9.     Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such Shares and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

10.     Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of Shares called for on the face or faces of the Warrant or Warrants so surrendered.

11.     Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

12.     Mailing of Notices. Any notice required or permitted pursuant hereto shall be made in accordance with the terms of the Purchase Agreement.

13.     No Rights or Liabilities as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights, or be subject to any liability, by virtue hereof as a stockholder of the Company with respect to the Shares.

14.     No Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder. In lieu of any fractional Shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Share on the date of exercise, as determined in good faith by the Company’s Board of Directors.

15.     Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the Company and the Registered Holder. Any such amendment or waiver shall be enforceable against the Registered Holder, and the Company.

17.     Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

18.     Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

[Signature Page Follows]

This Warrant was executed as of the date first set forth above.

FREQUENCY NETWORKS, INC.

By:

Name: Blair Harrison

Title: Chief Executive Officer

Address:	4526 Wilshire Blvd.
Los Angeles, CA 90010

SIGNATURE PAGE TO WARRANT

EXHIBIT A

PURCHASE/EXERCISE FORM

To: Frequency Networks, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to (circle one):

(a) purchase _____________ shares of the Series A Preferred Stock covered by such Warrant and herewith makes payment of $ _________ , representing the full purchase price for such shares at the price per share provided for in such Warrant, or

(b) exercise such Warrant for ___________ shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 2(c) of such Warrant.

YOU ON DEMAND HOLDINGS, INC.

By:

Name:

Title:

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, YOU On Demand Holdings, Inc. hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Series A Preferred Stock covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Shares

Dated: ________________

YOU On Demand Holdings, Inc.

By:

Name:

Title: